Exhibit 4.39

EQUITY PLEDGE AGREEMENT

among

Column A

(“Pledgor”)

and

SHANGHAI MECOX LANE SHOPPING CO., LTD.

(“ML Shopping”)

and

MAI WANG TRADING (SHANGHAI) CO., LTD.

(“Beneficiary”)

Dated Column B

This EQUITY PLEDGE AGREEMENT (this “Agreement”) is made on Column B in             , the People’s Republic of China (“China”) by and among the following parties:

(A).                            Column A (“Pledgor”), a citizen of China with Chinese Identification No.: Column C whose address is Room Column D;

(B).                            Shanghai Mecox Lane Shopping Co., Ltd. (“ML Shopping”), a limited company organized and existing under the laws of China, having its registered address at Unit 203, No. 68, Xiu Shan Road, Chong Ming Industrial Park, Shanghai, China; and

(C).                            MAI WANG TRADING (Shanghai) Co., Ltd. (the “Beneficiary”), a wholly foreign owned enterprise organized under the laws of the People’s Republic of China having its registered address at Room 317, No.54, South Ferry Road, Shanghai, China.

The Pledgor, the Beneficiary, and ML Shopping shall hereinafter be referred to individually as a “Party”, and collectively as “Parties.”

RECITALS

ML Shopping is a company with a duly approved business scope of the sales and courier service of garment, office equipment, computers, furniture, gold and silver ornaments and household commodities; marketing services; and design and production of a variety of advertisements in China (the “Business”).  The Pledgor holds Column E of the issued and outstanding equity interests of ML Shopping.

The Pledgor has entered into a Loan Agreement with the Beneficiary on the date herewith (the “Loan Agreement”).  The Parties have also entered into certain other principal agreements in connection herewith, as set forth on Schedule 1 hereto (collectively with the Loan Agreement, the “Principal Agreements”).

The Pledgor has agreed to pledge all of his rights, title, and interest in the issued and outstanding equity interest of ML Shopping (the “Interests”) to the Beneficiary as collateral for all payments due to the Beneficiary under the Loan Agreement and each of the other Principal Agreements, and to enter into this Agreement to secure its obligations to the Beneficiary under the Loan Agreement and the other Principal Agreements.

Therefore, the Parties agree as follows:

ARTICLE  I.
DEFINITIONS AND INTERPRETATIONS

1.1                               Definitions.  Unless otherwise provided, the expressions below shall have the following meanings throughout this agreement:

“Business” shall have the meaning set forth in Recitals.

“CIETAC” shall mean the China International Economic and Trade Arbitration Commission.

“China” shall mean the People’s Republic of China.

“Encumbrance” means any lien, encumbrance, hypothecation, right of others, proxy, voting trust or similar arrangement, pledge, security interest, collateral security agreement, mortgage, objection, title defect, title retention agreement, option, restrictive covenant, restriction on transfer, right of first refusal or first offer, or any comparable interest or, of any nature whatsoever.

“Event of Default” shall have the meaning set forth in Section 13.1 of the Loan Agreement.

“Exclusive Purchase Option Agreement” shall mean the Exclusive Purchase Option Agreement entered into by and among the Pledgor, the Beneficiary and ML Shopping as of the same date as the execution of this Agreement, pursuant to which the Pledgor has agreed to grant to the Beneficiary an exclusive option to purchase the Pledged Interests.

“Government Licenses” shall mean all licenses, permits, approvals, permissions, consents, waivers or registrations required or issued by a government authority of China.

“Loan Agreement” shall have the meaning set forth in the Recitals.

“Notice of Default” shall have the meaning set forth in Section 5.1.

“Obligations” shall have the meaning set forth in Section 2.2.

“Principal Agreements” shall have the meaning set forth in the Recitals and shall include the Loan Agreement, Exclusive Purchase Option Agreement, Exclusive Business Cooperation Agreement and Power of Attorney as set forth on Schedule 1 hereto.

“Pledge” shall have the meaning set forth in Section 2.1.

“Pledged Interests” shall have the meaning set forth in Section 2.1.

“RMB” shall mean Renminbi, the official currency of China.

“Term” shall have the meaning as set forth in Section 3.1.

1.2                               Headings.  The headings in this agreement are for convenience only and shall not affect the construction of the agreement.

1.3                               Interpretation.  Unless otherwise provided, the words, expressions, and references below shall have the following meanings:

(a)                                 References to the clauses and schedules of this agreement include any amendments to them that may occur from time to time.

(b)                                 References to this agreement or any other agreement or document include any amendments, notations, or supplements to the agreements or documents that may occur from time to time.

(c)                                  References to any statute or statutory provision include any amendments, extensions, consolidations, or replacements pertaining to the statute or provision and any statute or provision that amends, extends, consolidates, or replaces the statute or provision, and shall also include any orders, regulations, instruments, or other subordinate legislation made under the relevant statute or provision.

(d)                                 Words denoting the singular include the plural and vice versa;

(e)                                  References to a “Person” include individuals, firms, partnerships, joint ventures, companies, corporations, unincorporated bodies of persons, states, and any agencies of states and their assigns, transferees, or successors in title.

(f)                                   The words “including” and “in particular” simply illustrate or emphasize certain terms within a provision and they shall not limit any provision in any way.

ARTICLE  II.
THE PLEDGED INTERESTS

2.1                               The Pledgor hereby pledges and grants a security interest in all of Pledgor’s right, title, and interest in, together with all of his incidental rights with respect to, the equity of ML Shopping either presently owned or hereafter acquired by the Pledgor (collectively, the “Pledged Interests”) to the Beneficiary and its successors as collateral security for the payment and performance by the Pledgor of any and all of the Obligations (the “Pledge”).

2.2                               This Agreement is made and the Pledge herein is given to secure the Pledgor’s payment of all obligations, liabilities and indebtedness of the Pledgor to the Beneficiary pursuant to the terms of the Loan Agreement and the other Principal Agreements, including all sums due and payable to the Beneficiary by the Pledgor under the Loan Agreement and all service fees due to the Beneficiary under each of the Principal Agreements (collectively, the “Obligations”).

ARTICLE  III.
TERM OF THE PLEDGE

3.1                               The pledge shall become effective on the date the Pledge is entered in ML Shopping’s shareholders’ register. The pledge shall be continuously valid until the Obligations have been fully discharged (the “Term”).

3.2                               The Pledgor and ML Shopping shall enter the Pledge in ML Shopping’s shareholders’ register within three (3) business days after the execution of this Agreement.

ARTICLE  IV.
PERFECTION OF THE PLEDGE

4.1                               The Pledgor hereby covenants to execute in good faith and to cause any other appropriate parties or individuals to execute all certificates, agreements, deeds, covenants, or notices required by the Beneficiary to perfect or exercise any of the Beneficiary’s rights under this Agreement.

4.2                               ML Shopping shall, immediately upon the execution of this Agreement, execute and deliver a capital contribution certificate in the form attached hereto as Schedule 2 (“Capital Contribution Certificate”) for the Pledged Interests and the shareholders’ register in the form attached hereto as Schedule 3 (“Shareholders’ Register”)

containing the Pledge.  The Beneficiary shall maintain custody of such items during the Term of this Agreement.

4.3                               The Pledgor and the Beneficiary shall register the Pledge under this Agreement with a qualified Chinese Public Notary within three (3) business days following the execution of this Agreement.

ARTICLE  V.
ENFORCEMENT OF PLEDGE

5.1                               Pledgor shall immediately notify the Beneficiary in writing upon their discovery of any Event of Default.  The Beneficiary may deliver a written notice of default (“Notice of Default”) to Pledgor upon the occurrence of the Event of Default or at anytime thereafter.  The Notice of Default may demand that Pledgor immediately pay all outstanding payments due under the Loan Agreement and the other Principal Agreements and all other payments due to the Beneficiary.

5.2                               Upon delivery of the Notice of Default under this Agreement, the Beneficiary or any of its agents shall become forthwith entitled to exercise, at its sole discretion and without further notice to the Pledgor, all or any of the following rights, remedies, and powers:

(a)                                 acquire all right, title, and interest to any of the Pledged Interests or beneficial interests according to the terms and conditions of this Agreement and terminate all rights of the Pledgor pertaining to the Pledged Interests or beneficial interests;

(b)                                 exercise at its sole discretion all voting, corporate, and other rights pertaining to the Pledged Interests or beneficial interests at any ML Shopping shareholders’ meeting or any other forum that impacts the Pledged Interests or beneficial interests inasmuch as all such rights of the Pledgor pertaining to the Pledged Interests or beneficial interests shall cease;

(c)                                  exercise at its sole discretion any and all rights of conversion, sale, exchange, subscription, or any other rights, powers, privileges, or options pertaining to the Pledged Interests or beneficial interests inasmuch as all such rights of the Pledgor pertaining to the Pledged Interests or beneficial interests shall cease;

(d)                                 receive all amounts, including dividends, interest, or any other monies incurring to each Pledgor from the Pledged Interests or beneficial interests inasmuch as all such rights of the Pledgor pertaining to the Pledged Interests or beneficial interests shall cease;

(e)                                  sell, grant purchase options, assign, deliver, transfer or otherwise dispose of all or any part of the Pledged Interests or beneficial interests at any public or private sale, without advertising or giving notice of intention to sell or the time or place of any sale and without issuing a demand to any party for performance;

(f)                                   sell, grant purchase options, assign, deliver, transfer or otherwise dispose of all or any part of the Pledged Interests or beneficial interests at any public or private sale for cash, credit terms, exchange for other property, or any other price or terms and conditions established by the Beneficiary at is sole and absolute discretion for immediate or future delivery;

(g)                                  exercise any of the powers conferred on the Pledgor by any statute, deed, contract, or the articles of incorporation of ML Shopping inasmuch as all such powers of the Pledgor shall cease;

(h)                                 perform all other acts necessary or incidental and conducive to the exercise of any of the powers hereby conferred;

(i)                                     exercise all voting, consensual, and other powers of ownership pertaining to the Pledged Interests or beneficial interests, including all such powers in order to replace the directors of ML Shopping; and

(j)                                    perform all acts necessary to exercise, implement, and enforce the Pledge executed through this Agreement in accordance with applicable laws.

5.3                               Each of the foregoing rights and remedies is in addition to all rights and remedies available to the Beneficiary under applicable laws, and they are enumerated under this Section as examples of the Beneficiary’s rights, remedies, and powers without limiting them in any way.

5.4                               Upon the request of the Beneficiary, the Pledgor and ML Shopping shall execute all documents and take any other actions necessary to dispose the Pledged Interests or beneficial interests in accordance with the terms and conditions of this Agreement.

ARTICLE  VI.
DIVIDENDS AND VOTING RIGHTS

6.1                               Declaration and Payment of Dividends.

(a)                                 ML Shopping shall not declare any dividend at any time without the Beneficiary’s prior written consent, unless and until all sums due to the Beneficiary under the Loan Agreement and each of the other Principal Agreements have been unconditionally and irrevocably paid and all Obligations under the Principal Agreements have been fully discharged.

(b)                                 The Pledgor shall not cause ML Shopping to issue any other equity without the Beneficiary’s prior written consent, unless and until all sums due to the Beneficiary under the Loan Agreement and each of the other Principal Agreements have been unconditionally and irrevocably paid and all Obligations under the Principal Agreements have been fully discharged.

6.2                               Voting Rights.

(a)                                 During the Term, the Pledgor shall not be entitled to receive or exercise any voting rights until all Obligations under the Loan Agreement and each of the other Principal Agreements have been fully satisfied.

(b)                                 The Pledgor hereby grants the Beneficiary the power to vote in lieu of the Pledgor in every shareholders’ meeting (regular or special) held by ML Shopping during the Term of this Agreement.  The Pledgor hereby authorizes the Beneficiary to execute all the documents and take all the actions that are necessary to enable the Beneficiary to exercise the Pledgor’s voting rights and all other rights as a shareholder of ML Shopping.

The Pledgor shall provide the Beneficiary written notice of any shareholders’ meeting immediately upon their receipt of notice of any shareholders’ meeting issued pursuant to the articles of association of ML Shopping.

ARTICLE  VII.
REPRESENTATIONS AND WARRANTIES

7.1                               Acknowledgement of Reliance.   The Pledgor hereby acknowledges that the Beneficiary has entered into this Agreement in full reliance upon the representations and warranties made under this Section 7.

7.2                               Representations and Warranties.  The Pledgor represents and warrants to the Beneficiary as follows:

(a)                                 the Pledgor has the legal capacity to execute and perform this Agreement.  The Pledgor has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement;

(b)                                 this Agreement constitutes the Pledgor’s legal, valid and binding obligations enforceable in accordance with its terms;

(c)                                  the Pledgor is not currently engaged in any disputes, litigation, arbitrations, administrative proceedings, or any other legal proceeding; nor is the Pledgor subject to any potential disputes, litigation, arbitration, administrative proceedings, or any other legal proceeding;

(d)                                 the Pledgor has not pledged, assigned, or otherwise transferred to any third party any of his Pledged Interests except for the pledge of the Pledged Interests to the Beneficiary under this Agreement and the exclusive purchase rights granted to the Beneficiary under the Exclusive Purchase Option Agreement;

(e)                                  the Pledgor is the sole legal, registered, and beneficial owner of the Pledged Interests;

(f)                                   the Pledgor has good and marketable title to the Pledged Interests subject to no lien or other security interest, other than the pledge of the Pledged Interests to the Beneficiary under this Agreement and the exclusive purchase rights granted to the Beneficiary under the Exclusive Purchase Option Agreement;

(g)                                  the Pledged Interests in ML Shopping held by the Pledgor are fully-paid, and not in bearer form; and

(h)                                 the pledge, assignment and delivery of the Pledged Interests pursuant to this Agreement will create a valid first priority lien on and a first priority perfected security interest in the Interests and the proceeds thereof, securing the payment of the obligations.

7.3                               Repetition.  The representations and warranties set out in Section 7.2 of this Agreement shall continue after the execution of this Agreement, and shall be deemed to be true and effective throughout the Term of this Agreement.

ARTICLE  VIII.
AFFIRMATIVE COVENANTS

8.1                               During the Term of this Agreement, the Pledgor irrevocably covenants to the following:

(a)                                 the Pledgor shall abide by the provisions of this Agreement and perform all obligations under the other Principal Agreements, and refrain from any action or omission that may affect the viability or enforceability of this Agreement or any of the other Principal Agreements;

(b)                                 the Pledgor shall notify the Beneficiary immediately of any litigation, arbitration, or administrative proceedings concerning ML Shopping or the Pledged Interest;

(c)                                  the Pledgor shall execute all necessary or appropriate documents, file all necessary or appropriate complaints, raise (or, at the request of the Beneficiary, authorize the Beneficiary or the Beneficiary’s designated Person) all necessary and appropriate defences against all claims, and take all other appropriate actions necessary to maintain the Pledgor’s ownership of the equity interest in ML Shopping, except for the enforcement of this Agreement and the Exclusive Purchase Option Agreement; and

(d)                                 the Pledgor shall promptly notify the Beneficiary of any event that may impact the Beneficiary’s rights to any portion of the Pledged Interests or any of Pledgor’s guarantees or obligations hereunder or under any of the other Principal Agreements.

ARTICLE  IX.
NEGATIVE COVENANTS

9.1                               The Pledgor irrevocably covenants that he shall not:

(a)                                 sell, contract to sell, transfer, mortgage, or dispose, directly or indirectly, in any manner any of the Pledged Interests, or allow any placement thereon as a security interest, except to the Beneficiary or the Beneficiary’s designated Person in accordance with this Agreement or the Exclusive Purchase Option Agreement;

(b)                                 cause the shareholders meeting or the board of directors of ML Shopping to approve the sale, transfer, mortgage or disposition in any manner any of the Pledged Interests, or allow the placement thereon of any security interest, except to the Beneficiary or the Beneficiary’s designated Person in accordance with this Agreement or the Exclusive Purchase Option Agreement; or

(c)                                  cause ML Shopping to supplement, change, or amend its articles of association in any manner, increase or decreases its registered capital, or change its share capital structure in any manner without the prior written consent of the Beneficiary.

9.2                               The Pledgor agrees that the rights acquired by the Beneficiary in accordance with this Agreement shall not be interrupted or harmed by the Pledgor or any of his heirs or representatives through any legal proceedings.

ARTICLE  X.
NOTICES

10.1                        Each notice or other communication to be given under this Agreement shall be given in written English and Chinese, and shall be made by telex, fax, or letter. Each notice, communication or other document to be delivered to any party to this Agreement shall be made or delivered to the party’s address or fax number as set out below:

(a)                                 To the Pledgor:

Address: Column D

Tel:                           (86 21) 64950500 ext Column F

Fax:                       (86 21) 64950508

Attention: Column A

(b)                                 To the Beneficiary:

Address: Room 317, No.54, South Ferry

Road, Shanghai, China

Tel:  (86 21) 64950555

Fax:  (86 21) 64950508

Attention:

(c)                                  To ML Shopping:

Address: Unit 203, No. 68 Xiu Shan Road,

Chong Ming Industrial Park, Shanghai,

China

Tel:

Fax:  (86 21) 64950508

Attention:

ARTICLE  XI.
ASSIGNMENT OF AGREEMENT

11.1                        The Pledgor shall not assign or delegate its rights and obligations under this Agreement without the Beneficiary’s prior written consent.

11.2                        The Beneficiary may assign any or all of its rights and obligations under this Agreement, the Loan Agreement, or any of the other Principal Agreements.  Any such assign shall have all of the Beneficiary’s rights and obligations under this Agreement as if it were the original party to this Agreement. If the Beneficiary assigns its rights and obligations under this Agreement, the Loan Agreement, or any of the other Principal Agreements, the Pledgor shall execute promptly all agreements or other documents necessary to perfect such assignment upon the Beneficiary’s request.

11.3                        This Agreement shall be binding upon the Pledgor and his successors and any assigns permitted by the Beneficiary, and it shall be enforceable by the Beneficiary and each of its successors and assigns.

11.4                        In the event that the Beneficiary is restructured for any reason, the Pledgor shall execute a new pledge agreement with the newly restructured the Beneficiary on the same terms and conditions as this Agreement at the request of the Beneficiary.

ARTICLE  XII.
CONFIDENTIALITY

12.1                        Each Party hereto agrees to treat information relating to the existence and all material aspects of the transactions contemplated hereby and/or contained herein that is provided to such party by another party or its representatives, as confidential information and agrees not to disclose such information to any Person without the prior written consent of the disclosing Party, except that each Party may disclose such confidential information (i) to its attorneys, accountants, advisors and consultants, provided such persons are subject to confidentiality obligations, (ii) on a need-to-know basis, to its affiliates, and their employees, officers and directors provided such persons are subject to confidentiality obligations, (iii)  any applicable government authority as required by applicable laws or as appropriate to ensure that all Government Licenses of ML Shopping continue in effect and are not in danger of being suspended, terminated or not renewed, and (iv) as otherwise required by applicable laws. Prior to any disclosure under (iii) or (iv) above, the disclosing Party shall have notified the other Parties of the disclosing Party’s intention to make such disclosure and the contents thereof.

12.2                        This Section 12 shall survive for a period of two years following the termination of this Agreement.

ARTICLE  XIII.
GOVERNING LAW AND SETTLEMENT OF DISPUTES

13.1                        Governing Law.  This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and governed by the laws of China.

13.2                        Settlement of Disputes.  In the event that a dispute arises in connection with this Agreement, and the Parties cannot resolve the dispute through good faith discussions, either Party shall submit the dispute to arbitration before the Shanghai branch of China International Economic and Trade Arbitration Commission  (“CIETAC”) according to the rules of arbitration as administered by the CIETAC at the time.  There shall be a single arbitrator.  If the Parties do not agree to appoint an arbitrator who has consented to participate within twenty (20) days after the issuance of a notice of arbitration by any Party hereto, CIETAC shall appoint an arbitrator.  Arbitration proceedings shall be in English and shall take place in Shanghai, China.  The arbitration decision shall be final and binding upon the Parties.

ARTICLE  XIV.
AMENDMENTS AND WAIVER

14.1                        Amendments.

14.2                        No Implied Waivers.  The Beneficiary may exercise its rights under this Agreement as often as necessary to protect its interests, and such rights are in addition to any rights applicable to the Beneficiary under law. Any rights of the Beneficiary shall only be waived in writing by the Beneficiary, and any delay by the Beneficiary in the exercise of any of its right shall not constitute a waiver of such right.

ARTICLE  XV.
MISCELLANEOUS

15.1                        Further Assurance.  The Pledgor agree to execute and deliver such further documents and do such other acts and things as the Beneficiary may reasonably request in order to fulfil the obligations of the Pledgor under this Agreement and protect the Beneficiary’s interests.

15.2                        Entire Agreement.  This Agreement and the other Principal Agreements constitute the entire Agreement between the Parties hereto in relation to the Pledge and supersede all previous proposals, agreements, or other written or oral communications.  All Schedules referred to herein are incorporated in this Agreement by reference and constitute an integral part of this Agreement.

15.3                        Termination.  This Agreement shall become effective on the date it is executed.  This Agreement may be terminated by the Beneficiary at its sole discretion.

15.4                        Severability and Replacement.  In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

15.5                        Languages.  This Agreement shall be written in English and Chinese.  Each Party shall have one equally valid copy of the Agreement in each language.  Both languages shall be equally effective.  In case of any discrepancies between the two languages, the English version shall prevail.

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IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed by their authorized representatives on the date first written above.

Pledgor:	Column A
By:	/s/ Column A
Name:	Column A

Beneficiary: MAI WANG TRADING (Shanghai) Co., Ltd.

[seal: Mai Wang Trading (Shanghai) Co., Ltd.]

ML Shopping: Shanghai Mecox Lane Shopping Co., Ltd.

[seal: Shanghai Mecox Lane Shopping Co., Ltd.]

Schedule 1

Principal Agreements

Agreements	Parties	Date
Loan Agreement	Pledgor and the Beneficiary
Exclusive Purchase Option Agreement	Pledgor and the Beneficiary
Exclusive Business Cooperation Agreement	ML Shopping and the Beneficiary
Power of Attorney	Pledgor and the Beneficiary

Schedule 2

ML Shopping Capital Contribution Certificate

It is hereby certified that Column A (ID Card No.: Column C) holds Column E of the equity interest of SHANGHAI MECOX LANE SHOPPING CO., LTD., and such Column E equity interest has been pledged to MAI WANG TRADING (Shanghai) Co., Ltd.

SHANGHAI MECOX LANE SHOPPING CO., LTD.

By:

Name:

Title:

Schedule 3

ML Shopping Shareholders’ Register

Column A (ID Card No.: Column C) holds Column E of the equity interest of SHANGHAI MECOX LANE SHOPPING CO., LTD., and all of such Column E equity interest has been pledged to MAI WANG TRADING (Shanghai) Co., Ltd.

SHANGHAI MECOX LANE SHOPPING CO., LTD.

By:

Name:

Title:

	Column A	Column B	Column C	Column D	Column E	Column F

1	SANG XIAOBING	Feb 10, 2012	330702197207060430	Room 203, Building 2, No. 11, Tongqu Lane, Wucheng Disctrict, Jinhua, Zhejiang Province, China	30%	8288

2	ZHANG BANG	Feb 20th, 2010	320502196804142031	Room 1408, No.29, Shui Yin Road, Yue Xiu District, Guangzhou, China	60%	8330

3	LIU GUISHENG	Sep 17, 2010	330328197802163479	Room 601, No.6, Lane 157, Zhenhua Road, Shanghai, China	10%	8163